Exhibit 22.1

Subsidiary Issuers of Guaranteed Securities

Guaranteed Securities

The following securities (collectively referred to in this exhibit as the “Senior Notes”) issued by Laboratory Corporation of America Holdings (“LCAH”), a Delaware corporation and wholly owned subsidiary of Labcorp Holdings Inc. (“LHI”), a Delaware corporation, were outstanding as of December 31, 2024.

Description of Senior Notes
3.60% Senior Notes due 2025 (issued under the Ninth Supplemental Indenture to the 2010 Indenture, dated as of November 19, 2010, by and between LCAH and U.S. Bank Trust Company, National Association, as trustee (the “2010 Indenture”))

1.55% Senior Notes due 2026 (issued under the Fifteenth Supplemental Indenture to the 2010 Indenture)
3.60% Senior Notes due 2027 (issued under the Twelfth Supplemental Indenture to the 2010 Indenture)
2.95% Senior Notes due 2029 (issued under the Fourteenth Supplemental Indenture to the 2010 Indenture)
4.35% Senior Notes due 2030 (issued under the First Supplemental Indenture to the Indenture, dated as of September 23, 2024, by and between LCAH and U.S. Bank Trust Company, National Association, as trustee (the “2024 Indenture”))

2.70% Senior Notes due 2031 (issued under the Sixteenth Supplemental Indenture to the 2010 Indenture)
4.55% Senior Notes due 2032 (issued under the Second Supplemental Indenture to the 2024 Indenture)
4.80% Senior Notes due 2034 (issued under the Third Supplemental Indenture to the 2024 Indenture)
4.70% Senior Notes due 2045 (issued under the Tenth Supplemental Indenture to the 2010 Indenture)

Obligors

As of December 31, 2024, the obligors under the Senior Notes consisted of LHI, as guarantor, and LCAH, as issuer.